Exhibit 99.1

Contact:

ARYx Therapeutics, Inc.

David Nagler, 510-585-2200 ext. 211

Vice President Corporate Affairs

FOR IMMEDIATE RELEASE

ARYX REPORTS FOURTH QUARTER AND FULL YEAR 2008

RESULTS OF OPERATIONS

Substantial Progress Made in Three Clinical Programs

Company’s Interpretation of Thorough QT Study on GI Drug Candidate Confirmed Following FDA Review

FREMONT, CA., March 26, 2009 — ARYx Therapeutics, Inc. (NASDAQ: ARYX) today reported results of operations and provided an update on its products for the fourth quarter and year ended December 31, 2008.

“2008 was an eventful and productive year for ARYx, as we have now generated proof of concept for each of our three lead products. Over the past twelve months, we completed enrollment in a Phase 2/3 clinical trial on our anticoagulant therapy, delivered positive results on a Phase 2b proof-of-concept study of our atrial fibrillation compound, and moved our gastrointestinal agent to become Phase 3 enabled. Also during this period we strengthened our resources through a strategic financing,” said Dr. Paul Goddard, chairman and chief executive officer of ARYx. “As further evidence of our ability to change the safety profile of an unsafe drug, the FDA has recently communicated in writing that they concur with our interpretation of the results of the Thorough QT study performed on our gastrointestinal product candidate, ATI-7505. All of these factors lead us to believe that the right partners will be found for each of our advanced products, allowing us to continue to build both short- and long-term value for the company and our shareholders,” concluded Dr. Goddard.

Company Highlights

•                  ARYx received written confirmation from the Food and Drug Administration (FDA) that based on the FDA’s review of results from ARYx’s Thorough QT (TQT) study of the company’s oral prokinetic agent, ATI-7505, the FDA concurs that the study met the ICH E14 criteria for the design, conduct and analysis of a Thorough QT

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,   Fremont, CA  94555   Ph: 510-585-2200   Fax: 510-585-2202

www. aryx.com

study. Also, the FDA concurs with the company’s interpretation of the results that the findings were negative, meaning ATI-7505 does not significantly increase the QT interval at the proposed therapeutic or supratherapeutic doses. Additionally, in August, 2008, ARYx announced successful, statistically significant results of a Phase 2b clinical trial testing the safety and efficacy of ATI-7505 in patients with chronic idiopathic constipation. With these data in hand, licensing efforts for this compound are being initiated.

•                  ARYx announced successful efficacy and safety data from a Phase 2b clinical trial of its novel, oral anti-arrhythmic agent, ATI-2042 (approved USAN name budiodarone), testing the drug in the treatment of patients with paroxysmal atrial fibrillation. ARYx has initiated discussions with potential partners and believes that the available efficacy and safety data should make this an attractive licensing candidate with a compelling product profile.

•                  ARYx completed patient enrollment in the ongoing Phase 2/3 clinical trial of its novel, oral anticoagulant, ATI-5923 (approved USAN name tecarfarin), against the leading anticoagulant agent, warfarin. The trial remains on schedule and the company expects to be able to report Phase 2/3 data at the end of June, as previously forecast. Based on interactions with the FDA, ARYx believes that this Phase 2/3 trial could be positioned as one of the required pivotal studies needed for product registration. ARYx is actively pursuing partners for tecarfarin based upon the data already available so that when the current Phase 2/3 trial results become known, the company can move rapidly towards consummating a licensing or partnering transaction.

•                  ARYx completed a private placement financing with a group of existing and new top-tier investors in November, 2008. The transaction provided ARYx with additional net proceeds of $20.4 million that strengthened the company’s balance sheet and provided needed capital to execute on its planned clinical programs while enhancing ARYx’s strategic negotiating position with potential collaboration partners.

•                  ARYx received notice from the United States Adopted Names Council that non-proprietary, generic names have been selected for two of the company’s lead products, ATI-5923 and ATI-2042. ARYx’s novel, oral anticoagulant, ATI-5923 is now called tecarfarin and the company’s novel, oral anti-arrhythmic agent, ATI-2042 is now called budiodarone.

Results of Operations

For the fourth quarter of 2008, ARYx reported a net loss of $13.1 million or $0.57 per share as compared to a net loss of $8.1 million or $0.80 cents per share in the same quarter of 2007.

For the year 2008, ARYx reported a net loss of $31.2 million or $1.65 per share as compared to a net loss of $27.6 million or $8.24 per share in 2007. ARYx became a publicly traded company in November 2007 and, as such, all existing Preferred Shares were converted into Common Shares. Only Common Shares are included in the loss per share calculations.

ARYx had no revenue in the fourth quarter and $19.7 million of revenue for the full year 2008, compared to $1.0 million and $4.2 million for the same periods in 2007. These differences, particularly the significant increase in the 2008 full year revenue, are specifically related to an acceleration of the revenue recognition of the original $25 million nonrefundable upfront license fee received from Proctor & Gamble Pharmaceuticals, Inc. (P&G) as a result of P&G’s termination of their collaboration agreement with ARYx covering our prokinetic agent, ATI-7505.

Research and development expenses for the fourth quarter and full year 2008 were $10.7 million and $40.1 million, respectively, as compared to $7.4 million and $25 million during the same periods of 2007.  The increase in 2008 is primarily due to ARYx’s continued investment in the ongoing Phase 2/3 clinical trial for tecarfarin, and the Phase 2 clinical trial of budiodarone.  Additional expense was also incurred during the year 2008 due to the initiation of Phase 1 clinical development of ATI-9242.

General and administrative (G&A) expenses during the fourth quarter and full year 2008 were $1.8 million and $9.8 million respectively. For the same periods of 2007, G&A expenses totaled approximately $2.2 million and $7.7 million, respectively. The decrease in expense during the fourth quarter of 2008 as compared to the same period in 2007 was primarily due to lower stock compensation expense and the decision in early 2009 to elimate 2008 officer bonuses.  The increase in expenses for the full year 2008 as compared to 2007 was primarily due to higher stock compensation expense, increased personnel costs and other administrative expenses associated with ARYx operating as a public company, including the cost of compliance with the Sarbanes-Oxley Act of 2002.  G&A expense for the full year 2008 includes approximately $1.2 million of non-cash stock compensation expense.

As of December 31, 2008, ARYx had cash, cash equivalents and marketable securities totaling approximately $44.6 million.  This amount includes net proceeds of approximately $20.4 million raised through a private placement transaction that was completed in November 2008.

Conference Call and Webcast Information

ARYx will host a conference call and simultaneous Webcast on Thursday, March 26, 2009 at 8:00 a.m. Pacific Time to review the results for fourth quarter and full year 2008 and to provide a general business update on the company. The Webcast will be available live via the Internet by accessing the ARYx Website at www.aryx.com. Alternatively, the call can be accessed by dialing 877-874-1589. Participants outside of the U.S. should dial 719-325-4805. The passcode for the call is 6454631.

Replays of the call will be available through May 1, 2009 at ARYx’s Website.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical trials: an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, tecarfarin (previously named ATI-5923); an oral anti-arrhythmic agent for the treatment of atrial fibrillation, budiodarone (previously named ATI-2042); a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit our web site at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the timing and availability of our clinical results, the potential safety and efficacy and commercial potential of our product candidates, the initiation of new clinical trials, the completion of preclinical work, the ability of preclinical packages to lead to further clinical trials and the ability to find partners to help advance our product candidates through clinical development. Words such as “believe,” “anticipate,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon ARYx’s current expectations. Forward-looking statements involve risks and uncertainties. ARYx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that we will need substantial additional funding and may be unable to raise additional capital when needed which would force us to limit or cease our operations and related product development programs, the risk that collaborative arrangements will likely place the development of our product candidates outside of our control, the risk that we depend on collaborative arrangements to complete the development and commercialization of each of our product candidates and we may have to alter our development and commercialization plans if collaborative relationships are not established for ATI-5923, ATI-2042 and ATI-7505, the risk that our product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business, and the risk that third party manufacturers could delay or prevent the clinical development of our product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in ARYx’s Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and other filings with the Securities and Exchange Commission. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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ARYx Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2008	2007
	(note A)
ASSETS
Current assets:
Cash and cash equivalents	$35,999	$55,476
Marketable securities	8,588	7,640
Other current assets	1,263	1,783
Total current assets	45,850	64,899
Property and equipment, net	3,198	3,655
Other assets	2,100	1,071
Total assets	$51,148	$69,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current liabilities	$7,616	$6,008
Current portion of long-term borrowings	3,403	3,536
Current portion of deferred revenue	—	3,913
Total current liabilities	11,019	13,457
Long-term borrowings	11,278	3,444
Deferred revenue	—	15,584
Other non-current liabilities	1,436	1,793
Stockholders’ equity:
Common stock	27	18
Additional paid-in capital and other	181,285	158,053
Accumulated deficit	(153,897)	(122,724)
Total stockholders’ equity	27,415	35,347
Total liabilities and stockholders’ equity	$51,148	$69,625

Note A: The balance sheet has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statement presentation.

ARYx Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amount)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(unaudited)
Revenue:
Collaboration services	$—	$10	$232	$262
Technology license fees	—	974	19,492	3,896
Total revenue	—	984	19,724	4,158

Costs and expenses:
Cost of collaboration service revenue	—	10	232	262
Research and development	10,743	7,392	40,145	24,994
Selling, general and administrative	1,794	2,176	9,764	7,702
Total costs and expenses	12,537	9,578	50,141	32,958
Loss from operations	(12,537)	(8,594)	(30,417)	(28,800)

Interest and other income, net	(22)	907	1,127	2,591
Interest expense	(491)	(417)	(1,928)	(1,352)
Net loss	$(13,050)	$(8,104)	$(31,218)	$(27,561)

Basic and diluted net loss per share	$(0.57)	$(0.80)	$(1.65)	$(8.24)

Weighted average shares used to compute basic and diluted net loss per share	22,917	10,094	18,964	3,346